Exhibit 10.2
PERSISTENCY
c/o Persistency Capital, LLC
1270 Avenue of the Americas
Suite 2100
New York, NY 10020
CanArgo Energy Corporation
P.O. Box 291
St. Peter Port
Guernsey GY1 3RR
British Isles
October 22, 2009
          Re:    Commitment Letter
Dear Sirs/Ladies:
     You have advised Persistency, a Cayman Islands entity (the “Lender”), that CanArgo Energy Corporation, a corporation organized and existing under the laws of Delaware (the “Borrower”), intends to file for protection under chapter 11 of title 11 of the United States Code (the “Bankruptcy”) in order to implement the terms of a pre-negotiated chapter 11 plan (the “Plan”), the terms of which the Lender has agreed to support pursuant to that certain Plan Support and Lock-Up Agreement, dated as of August 6, 2009 (the “PSA”). In connection with the filing of the Bankruptcy and implementation of the of the agreements set forth in the PSA and the Plan, Borrower has requested that Lender provide certain debtor in possession financing to Borrower in an amount up to $1,200,000 (the “Credit Facility”), which Credit Facility would be secured by Borrower’s assets and guaranteed by Borrower’s direct and indirect subsidiaries (“Subsidiaries”), with the Borrower pledging the shares of its direct subsidiary, CanArgo (Guernsey) Ltd. (“CGL”) in support of such guarantees.
     Borrower and Lender have agreed to the form of the Credit Facility, which is set forth in the Debtor In Possession Financing Agreement attached hereto as Exhibit A (the “Credit Agreement”), as well as the related security and guaranty documents, which are exhibits to the Credit Agreement (together with the Credit Agreement, the “Loan Documents”). The Lender is pleased to confirm that it is willing to enter into and perform the obligations of lender under the Loan Documents on and subject to the terms and conditions set forth in the Loan Documents and provided that (a) Borrower has received signatures to the PSA and ballots from creditors sufficient (by number and dollar amount) to confirm the Plan on a consensual basis (save for any cramdown of equity), (b) Borrower commences the Bankruptcy on or before October 31, 2009, (c) Borrower at all times complies with the PSA, (d) Lender not becoming aware after the date hereof of any information or other matter affecting the Borrower or Subsidiaries or the transactions contemplated hereby which is inconsistent in a material and adverse manner with any such information or other matter Borrower disclosed to Persistency prior to the date hereof, and (e) Borrower’s execution and delivery of the Loan

Documents and the other documents and statements and orders required therein. At Borrower’s and CGL’s request, Persistency made loans to CGL which, for avoidance of doubt, shall be repaid immediately upon approval of, and from Borrower’s draw upon, the Credit Facility.
     To induce the Lender extend the Credit Facility, Borrower hereby confirms that Lender’s claim against Borrower under Borrower’s 12% Subordinated Convertible Guaranteed Notes, due June 28, 2010 and issued under a Note and Warrant Purchase Agreement dated June 28, 2006, which notes are guaranteed by the Subsidiaries under the Subordinated Guaranty Agreement dated June 28, 2006, is outstanding and now due and payable, including principal, interest, default interest and reimbursable fees and expenses through October 21, 2009, in the amount of US $12,637,340 (the “Note Claim”) and that there is no defense to payment of the Note Claim.
     Borrower agrees to indemnify and hold harmless the Lender and each director, officer, employee and affiliate thereof (each an “Indemnified Person”) from and against any and all claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any such indemnified person as a result of or arising out of or in any way related to or resulting from any investigation, inquiry, litigation or other proceeding relating to this letter or the extension of the Credit Facility contemplated by this letter, or in any way arising from any use or intended use of this letter or the proceeds of the Credit Facility contemplated by this letter, and you agree to reimburse each indemnified person for any legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such investigation, inquiry, litigation or other proceeding (whether or not the Lender or any such other indemnified person is a party to any action or proceeding out of which any such expenses arise); provided, however, that Borrower shall not have to indemnify any indemnified person against any loss, claim, damage, expense or liability to the extent that same shall have been the result of the gross negligence or willful misconduct of such indemnified person (as determined by a court of competent jurisdiction in a final and non-appealable decision).
     This letter is issued for Borrower’s benefit only and no other person or entity may rely hereon. Neither the Lender nor any other indemnified person shall be responsible or liable to Borrower or any other person for (a) any determination made by it pursuant to this letter in the absence of gross negligence or willful misconduct on the part of such person (as determined by a court of competent jurisdiction in a final and non-appealable judgement) or (b) any consequential damages which may be alleged as a result of this letter or the financing contemplated hereby.
     Borrower agrees that this letter is for Borrower’s confidential use only and that, except as may be required by law, unless the Lender has otherwise consented, neither its existence nor the terms hereof will be disclosed by Borrower to any person or entity other than Borrower’s officers, directors, employees, accountants, attorneys and other advisors.
     Unless otherwise agreed, the Lender’s willingness to extend the Credit Facility will terminate on October 31, 2009. This letter shall not be assignable without the prior written consent of the Lender (and any purported assignment without such consent shall be null and void), and is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This terms of this letter may not be amended or waived except by an instrument in writing signed by you and the Lender. This letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This letter sets forth the entire agreement between the parties as to the matters set forth herein and supersedes all prior communications, written or oral, with respect to the matters herein.
     If you are in agreement with the foregoing, please sign and return to the Lender (including by way of facsimile or electronic transmission) the enclosed copy of this letter no later than 5:00 P.M., New York time, on October 23, 2009. The Lender’s commitments and agreements herein will expire at such time in the event the Lender has not received such executed counterparts and such amount in accordance with the immediately preceding sentence.
* * *
     THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AND ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS COMMITMENT LETTER IS HEREBY WAIVED. THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS COMMITMENT LETTER OR ANY MATTERS CONTEMPLATED HEREBY OR THEREBY.

Very truly yours,
PERSISTENCY

By Name: Title:	/s/ Andrew Morris Andrew J. Morris
Agreed to and Accepted this 22nd day of October, 2009:

CANARGO ENERGY CORPORATION

By Name: Title:	/s/ Vincent McDonnell Vincent McDonnell President

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